EXHIBIT 2.3
                                  -----------
                            Certificate of Amendment

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of Corporation:
    Dakota Distribution

2.  The articles have been amended as follows:

ARTICLE I
NAME AND PURPOSE

    The name of the Corporation, hereinafter called the "Corporation" is:

   "Live Global Bid, Inc."

ARTICLE III
CAPITAL STOCK

1. Number of Shares. The aggregate number of capital shares which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, $.001 par value. The Board of Directors may, in its discretion, issue preferred stock and debt securities with such terms and conditions as it may decide, without shareholder approval.

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Unanimous.

4. Effective date of filing (optional): Upon Filing

5.  Officer Signature (required):           /s/ Barry White
                                            ------------------------------
                                                Barry White, its President

Filed December 19, 2003
In the Office of Dean Heller
Secretary of State